 GLOBALSTAR ANNOUNCES SECOND QUARTER 2016 RESULTS

Covington, LA - (August 4, 2016) - Globalstar, Inc. (NYSE MKT: GSAT) today announced its financial results for the quarter ended June 30, 2016.

Jay Monroe, Chairman and CEO of Globalstar, commented, “Our quarterly financial results were strong as we saw growth in our subscriber base and an increase in ARPU across all revenue types. High margin service revenue, which increased 13%, contributed significantly to the improvement in our key operating metrics. Net income decreased from the second quarter of 2015 due to lower non-cash derivative valuation gains, while Adjusted EBITDA improved significantly due to increased service revenue as our costs were relatively flat. As we look at the future of our network, we have reached key milestones in our collaborative effort with Hughes Network Systems and Ericsson to complete the deployment of our second-generation ground infrastructure. We also continue to make significant progress in developing a new suite of revolutionary MSS products to expand our growth across Duplex, SPOT and commercial Simplex. Finally, as you all know, the FCC placed the TLPS draft order on circulation in May. We continue to engage with the Commission and are working on this effort every day to achieve a favorable outcome. As we have previously stated, given the current status of our proceeding and in deference to the Commission’s deliberative process, we will not provide additional comment on the subject at this time."

SECOND QUARTER FINANCIAL REVIEW

Revenue

Total revenue for the second quarter of 2016 was $25.1 million compared to $23.0 million for the second quarter of 2015, an increase of $2.1 million, or 9%. This increase was driven primarily by higher service revenue resulting from growth in our average subscriber base and in ARPU generated from all types of revenue. This increase in service revenue was offset partially by a decrease in revenue generated from equipment sales.

Service revenue increased $2.4 million, or 13%, to $21.0 million in the second quarter of 2016 compared to $18.6 million in the second quarter of 2015. This increase was driven primarily by growth in Duplex and SPOT service revenue, which each increased $1.1 million. Higher ARPU and average subscribers propelled this growth. The 16% increase in Duplex service revenue from the second quarter of 2015 was driven by a 7% increase in average subscribers and an 8% increase in ARPU. Our Duplex subscriber base grew due to the 22,000 gross subscribers we added to the network during the last 12 months, despite elevated churn levels as we deactivated certain nonpaying subscribers through more aggressive collections procedures instituted earlier this year. The increase in Duplex ARPU was due primarily to the mix and life cycle of our subscribers' rate plans. Over the past several quarters, our annual, usage-based plans have increased substantially in popularity. These plans result in higher service revenue recognized in seasonally stronger months due to increased usage as well as expiration of unused minutes on the anniversary date of the customer's contract. The 14% increase in SPOT service revenue from the second quarter of 2015 was driven by a 9% increase in average subscribers and a 5% increase in ARPU. Growth in our SPOT subscriber base was driven by continued strong consumer velocity, which is measured by the number of subscriber activations. Higher SPOT ARPU was driven primarily by the significant number of SPOT Gen3TM sales over the past 12 months. We sell SPOT Gen3TM with a higher annual rate plan compared to other SPOT products due to its enhanced tracking features. Also contributing to the increase in total service revenue was a $0.4 million increase in Simplex service revenue, which was offset largely by a $0.3 million decrease in other service revenue.

Subscriber equipment sales revenue was down 7% from $4.4 million in the second quarter of 2015 to $4.1 million in the second quarter of 2016. Duplex, Simplex, IGO and other equipment sales revenue were each down approximately $0.1 million due to changes in the volume and mix of products sold. These decreases were offset partially by a $0.2 million increase in revenue generated from SPOT equipment sales driven by an increase in the number of units sold.

Loss from Operations

Loss from operations decreased $1.0 million, or 6%, from $17.4 million in the second quarter of 2015 to $16.4 million in the second quarter of 2016 due primarily to a $2.1 million increase in total revenue (for the reasons previously discussed), offset partially by a $1.1 million increase in operating expenses. Higher operating costs were driven primarily by a $1.1 million increase in the accrual for the settlement of litigation related to our Brazilian subsidiary, which will be paid in Globalstar stock.

Net Income

Net income decreased $190.7 million from $204.8 million in the second quarter of 2015 to $14.1 million in the second quarter of 2016, primarily because of a $196.6 million decrease in non-cash derivative gains due predominantly to fluctuations in our stock price during the respective periods. This impact was offset partially by higher revenue and lower non-cash losses.

Adjusted EBITDA

Adjusted EBITDA increased 89% to $5.1 million during the second quarter of 2016 from $2.7 million during the second quarter of 2015 driven primarily by a $2.4 million, or 13%, increase in service revenue, which generates higher margins than revenue from equipment sales. The increase in service revenue was coupled with lower operating expenses (excluding EBITDA adjustments) of $0.3 million, offset by a $0.3 million decrease in revenue generated from equipment sales.

CONFERENCE CALL
The Company will conduct an investor conference call on August 4, 2016 at 5:00 p.m. ET to discuss its second quarter 2016 financial results.

Details are as follows:
Conference Call:
5:00 p.m. ET
Investors and the media are encouraged to listen to the call through the Investor Relations section of the Company's website at www.globalstar.com/investors. If you would like to participate in the live question and answer session following the Company's conference call, please dial 1 (888) 771-4371 (US and Canada), 1 (847) 585-4405 (International) and use the participant pass code 42944179.

Audio Replay:
A replay of the earnings call will be available for a limited time and can be heard after 7:30 p.m. ET on August 4, 2016. Dial: 1 (888) 843-7419 (US and Canada), 1 (630) 652-3042 (International) and pass code 4294 4179#.

About Globalstar, Inc.
Globalstar is a leading provider of mobile satellite voice and data services, leveraging the world’s newest mobile satellite communications network. Customers around the world in industries such as government, emergency management, marine, logging, oil & gas and outdoor recreation rely on Globalstar to conduct business smarter and faster, maintain peace of mind and access emergency personnel. Globalstar data solutions are ideal for various asset and personal tracking, data monitoring, SCADA and IoT applications. The Company's products include mobile and fixed satellite telephones, the innovative Sat-Fi satellite hotspot, Simplex and Duplex satellite data modems, tracking devices and flexible service packages.

Note that all SPOT products described in this press release are the products of SPOT LLC, a subsidiary of Globalstar, which is not affiliated in any manner with Spot Image of Toulouse, France or Spot Image Corporation of Chantilly, Virginia.

For more information, visit www.globalstar.com.

Investor contact information: investorrelations@globalstar.com

Safe Harbor Language for Globalstar Releases
This press release contains certain statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. Forward-looking statements, such as the statements regarding our expectations with respect to actions by the FCC, future increases in our revenue and profitability and other statements contained in this release regarding matters that are not historical facts, involve predictions. Any forward-looking statements made in this press release are believed to be accurate as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and we undertake no obligation to update any such statements. Additional information on factors that could influence our financial results is included in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

GLOBALSTAR, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,
	2016	2015
Revenue:
Service revenues	$20,970	$18,616
Subscriber equipment sales	4,116	4,407
Total revenue	25,086	23,023
Operating expenses:
Cost of services (exclusive of depreciation, amortization, and accretion shown separately below)	7,937	8,027
Cost of subscriber equipment sales	2,886	2,983
Marketing, general and administrative	11,450	10,159
Depreciation, amortization, and accretion	19,224	19,271
Total operating expenses	41,497	40,440
Loss from operations	(16,411)	(17,417)
Other income (expense):
Loss on extinguishment of debt	—	(2,189)
Loss on equity issuance	(2,075)	(2,912)
Interest income and expense, net of amounts capitalized	(9,049)	(9,244)
Derivative gain	40,499	237,087
Other	685	(452)
Total other income (expense)	30,060	222,290
Income before income taxes	13,649	204,873
Income tax expense (benefit)	(450)	106
Net income	$14,099	$204,767

Income per common share:
Basic	$0.01	$0.20
Diluted	0.01	0.17
Weighted-average shares outstanding:
Basic	1,049,381	1,009,917
Diluted	1,249,672	1,205,450

GLOBALSTAR, INC.
RECONCILIATION OF GAAP NET INCOME TO ADJUSTED EBITDA
(In thousands)
(Unaudited)

	Three Months Ended
	June 30,
	2016	2015
Net income	$14,099	$204,767

Interest income and expense, net	9,049	9,244
Derivative gain	(40,499)	(237,087)
Income tax expense (benefit)	(450)	106
Depreciation, amortization, and accretion	19,224	19,271
EBITDA	1,423	(3,699)

Non-cash compensation	1,193	808
Foreign exchange and other	(685)	452
Legal settlement to be paid in stock	1,094	—
Loss on extinguishment of debt	—	2,189
Loss on equity issuance	2,075	2,912
Adjusted EBITDA (1)	$5,100	$2,662

(1)
EBITDA represents earnings before interest, income taxes, depreciation, amortization, accretion and derivative (gains)/losses. Adjusted EBITDA excludes non-cash compensation expense, reduction in the value of assets, foreign exchange (gains)/losses and certain other significant non-recurring charges as applicable. Management uses Adjusted EBITDA in order to manage the Company's business and to compare its results more closely to the results of its peers. EBITDA and Adjusted EBITDA do not represent and should not be considered as alternatives to GAAP measurements, such as net income/(loss). These terms, as defined by us, may not be comparable to similarly titled measures used by other companies. In light of recent SEC guidance on the use of non-GAAP measures, the Company has recast Adjusted EBITDA in current and prior periods.

The Company uses Adjusted EBITDA as a supplemental measurement of its operating performance. The Company believes it best reflects changes across time in the Company's performance, including the effects of pricing, cost control and other operational decisions. The Company's management uses Adjusted EBITDA for planning purposes, including the preparation of its annual operating budget. The Company believes that Adjusted EBITDA also is useful to investors because it is frequently used by securities analysts, investors and other interested parties in their evaluation of companies in similar industries. As indicated, Adjusted EBITDA does not include interest expense on borrowed money or depreciation expense on our capital assets or the payment of income taxes, which are necessary elements of the Company's operations. Because Adjusted EBITDA does not account for these expenses, its utility as a measure of the Company's operating performance has material limitations. Because of these limitations, the Company's management does not view Adjusted EBITDA in isolation and also uses other measurements, such as revenues and operating profit, to measure operating performance.

GLOBALSTAR, INC.
SCHEDULE OF SELECTED OPERATING METRICS
(In thousands, except subscriber and ARPU data)
(Unaudited)

	Three Months Ended
	June 30,
	2016		2015
	Service	Equipment	Service	Equipment
Revenue
Duplex	$8,093	$1,171	$6,998	$1,316
SPOT	9,489	1,654	8,345	1,469
Simplex	2,644	1,072	2,249	1,209
IGO	172	229	163	351
Other	572	(10)	861	62
	$20,970	$4,116	$18,616	$4,407

Average Subscribers
Duplex	77,479		72,334
SPOT	272,698		251,092
Simplex	297,945		292,873
IGO	39,091		38,752

ARPU (1)
Duplex	$34.82		$32.25
SPOT	11.60		11.08
Simplex	2.96		2.56
IGO	1.46		1.40

(1)
Average monthly revenue per user (ARPU) measures service revenues per month divided by the average number of subscribers during that month. Average monthly revenue per user as so defined may not be similar to average monthly revenue per unit as defined by other companies in the Company's industry, is not a measurement under GAAP and should be considered in addition to, but not as a substitute for, the information contained in the Company's statement of operations. The Company believes that average monthly revenue per user provides useful information concerning the appeal of its rate plans and service offerings and its performance in attracting and retaining high value customers.